Exhibit 99.1

Ampio Receives feedback from the FDA on Ampio’s Proposed Modifications to the special protocol asssessment for Ampion treatment of severe Osteoarthritis of the knee

ENGLEWOOD, Colo., December 29, 2020, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions, announced today it has received guidance from the U.S Food & Drug Administration (“FDA”) regarding the impact of COVID-19 on its Phase III clinical trial for osteoarthritis of the knee (“OAK”).

The COVID-19 health emergency has impacted clinical trials, with over 1,000 studies suspended as a result of the pandemic, including the Phase III clinical trial (“AP-013”) for the intra-articular injection of Ampion for treatment of severe OAK. The AP-013 study is being conducted under a Special Protocol Assessment (“SPA”) which provides a documented framework for communication and gaining agreement with the FDA to support a commercial Biologics Licensing Application (“BLA”).

In their feedback, the FDA agrees that OAK is a highly prevalent condition that affects millions of patients in the United States. In addition, the FDA provided practical guidance for the AP-013 study to navigate the pandemic, and to complete the study without re-running the trial. The FDA options give us the opportunity to provide additional evidence to support the use of existing data and/or add more patients to the trial. Ampio is thankful for this flexibility, is considering all options and is working to find a solution that will allow us to proceed despite COVID-19 and will present our analysis and proposal to the FDA as soon as possible.

Answers to questions are available on our website by clicking on the link below:

https://ampiopharma.com/news/latest-news/

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion, is backed by an extensive patent portfolio with intellectual property protection extending through 2032 and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the biologics price competition and innovation act (“BPCIA”).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (“BLA”), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, the ability to receive regulatory approval to conduct clinical trials, that Ampion may be used to treat ARDS induced by COVID-19, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Investor Relations
Joe Hassett
joeh@gregoryfca.com
484-686-6600

Media Contact
Sarah May
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215-205-1217